Exhibit 99.1

Getty Images Announces Completion of Acquisition by Hellman & Friedman

SEATTLE – July 2, 2008 – Getty Images, Inc. (NYSE: GYI) today announced the completion of its acquisition by an affiliate of the private equity firm Hellman & Friedman. Getty Images announced on February 25, 2008 a definitive agreement to be acquired by an affiliate of Hellman & Friedman in a transaction valued at approximately $2.4 billion.

“We are pleased to have completed this transaction so efficiently and to have rewarded our shareholders with a significant premium in a challenging stock market,” said Jonathan Klein, Chief Executive Officer of Getty Images. “Continued strong shareholder support is one of the factors that allowed us to become the leader in all categories of the visual content industry. As we enter the next phase of our history, we look forward to our partnership with Hellman & Friedman.”

“The founders, management team and dedicated employees of Getty Images have created a market leader that is well-positioned for future growth and innovation,” said Andy Ballard, Managing Director of Hellman & Friedman. “Getty Images fits well within our investment profile given its leading market position, strong cash flows and talented base of employees. We are excited about working with the entire Getty Images team to focus on long-term growth potential, product pipeline and innovation in both consumer and business to business offerings.”

Under the terms of the merger agreement, which was adopted by Getty Images’ stockholders at a special meeting held on June 20, 2008, Getty Images stockholders are entitled to receive $34.00 in cash, without interest and less any applicable withholding taxes, for each share of common stock they owned immediately prior to the effective time of the merger. Getty Images common stock will cease trading on the New York Stock Exchange at the close of market today and will be delisted from the New York Stock Exchange.

Stockholders of record will receive a letter of transmittal and instructions on how to surrender their shares of Getty Images common stock in exchange for the merger consideration. Stockholders of record should wait to receive the letter of transmittal before surrendering their shares.

In addition, Getty Images announced that it had entered into a supplemental indenture to the indenture governing its 0.5% Convertible Subordinated Debentures, Series B due 2023 (the “Debentures”), as required by the indenture. This supplemental indenture provides that, subject to the terms of the indenture, the Debentures will be convertible into $556.65 per $1,000 principal amount of Debentures, representing the amount of cash consideration to be received in the merger by a holder of common stock holding, immediately prior to the effective time of the merger, a number of shares of common stock equal to the conversion rate immediately prior to the merger. The Debentures are convertible until 35 business days after the merger and at other times as may be provided in the indenture.

The merger will constitute a “Fundamental Change” under the indenture. Holders of the Debentures (which have not been converted) will have the right after the merger to require Getty Images to purchase their Debentures on the 35th business day after the merger for a purchase price equal to the principal amount of such Debentures plus any accrued and unpaid interest to but not including the purchase date. Getty Images will provide further details to the holders of the Debentures regarding this right.

About Getty Images

Getty Images is the world’s leading creator and distributor of still imagery, footage and multimedia products, as well as a recognized provider of other forms of premium digital content, including music. Getty Images serves business customers in more than 100 countries and is the first place creative and media professionals turn to discover, purchase and manage images and other digital content. Its award-winning photographers and imagery help customers produce inspiring work which appears every day in the world’s most influential newspapers, magazines, advertising campaigns, films, television programs, books and Web sites. Visit Getty Images at http://www.gettyimages.com to learn more about how the company is advancing the unique role of digital media communications and business, and enabling creative ideas to come to life.

About Hellman & Friedman

Hellman & Friedman LLC is a leading private equity investment firm with offices in San Francisco, New York and London. The Firm focuses on investing in superior business franchises and serving as a value-added partner to management in select industries including media and marketing services, financial services, professional services, information services, healthcare and energy. Since its founding in 1984, Hellman & Friedman has raised and, through its affiliated funds, managed over $16 billion of committed capital and is currently investing its sixth partnership, Hellman & Friedman Capital Partners VI L.P., with over $8 billion of committed capital. Representative investments in media and marketing services include: Axel Springer AG, Catalina Marketing Corporation, DoubleClick Inc., Formula One Holdings, The Nielsen Company, ProSiebenSat.1, and Upromise Inc. For more information, visit www.hf.com.

Contacts

Investors:

Tom Oberdorf

SVP, Chief Financial Officer

206.925.6005

tom.oberdorf@gettyimages.com

Media:

Edelman for Getty Images

Christopher Mittendorf/ John R. Dillard

212-704-8134/212-704-8174

Christopher.Mittendorf@edelman.com

John.Dillard@edelman.com

Getty Images

Bridget Russel

Senior Director, Corporate Communications

206.925.6405

bridget.russel@gettyimages.com

Alison Crombie

Senior Director, Public Relations

+44 (0) 207 424 8081

alison.crombie@gettyimages.com

Hellman & Friedman

Steve Bruce / Pen Pendleton

The Abernathy MacGregor Group

212-371-5999

sb@abmac.com

pwp@abmac.com

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which involve significant risks and uncertainties. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including: statements regarding the timing of the right of holders of the Debentures to cause the Company to purchase their Debentures; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause results to differ from expectations include: the effects of disruption from the transaction making it more difficult to maintain relationships with employees, distributors, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of Getty Images’ control; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in documents filed with the U.S. Securities and Exchange Commission by Getty Images. Getty Images does not undertake any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as required by law.

The information contained in this press release is neither an offer to purchase nor a solicitation to sell securities of Getty Images.